As filed with the Securities and Exchange Commission on June  22, 2023

Registration No.  333-271219

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.  4

to

FORM  S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLIANCE ENTERTAINMENT HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	5199	85-2373325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8201 Peters Road
Suite  1000
Plantation, Florida
(954) 255-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Walker
Chief Executive Officer
8201 Peters Road
Suite  1000
Plantation, Florida
(954) 255-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brad L. Shiffman Kathleen A. Cunningham Blank Rome LLP 1271 Avenue of the America New York, New York 10020 Tel: (212) 885-5000	Mitchell S. Nussbaum Norwood P. Beveridge Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000

Approximate date of commencement of proposed sale to the public:      From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form  are to be offered on a delayed or continuous basis pursuant to Rule  415 under the Securities Act of 1933 check the following box:      ☒

If this form is filed to register additional securities for an offering pursuant to Rule  462(b)  under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this form is a post-effective amendment filed pursuant to Rule  462(c)  under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

If this form is a post-effective amendment filed pursuant to Rule  462(d)  under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule  12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section  7(a)(2)(B)  of the Securities Act.      ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section  8(a)  of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section  8(a), may determine.

PART  II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item  13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee	$26,400
FINRA fee	$42,906
Accounting fees and expenses	$400,000
Legal fees and expenses	$250,000
Representative’s non-accountable expense allowance	$50,000
Financial printing and miscellaneous expenses	$285,694
Total	$1,055,000

Item  14.  Indemnification of Officers and Directors

The Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Certificate of Incorporation and our Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board.

We intend to enter into indemnification agreements with each of our directors and executive officers and certain other key personnel. The indemnification agreements provide that we indemnify each of our directors, executive officers and such other key personnel against any and all expenses incurred by that director, executive officer or other key personnel because of his or her status as one of our directors, executive officers or other key personnel, to the fullest extent permitted by Delaware law, the Certificate of Incorporation and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key personnel in connection with a legal proceeding involving his or her status as a director, executive officer or key personnel.

Item  15.  Recent Sales of Unregistered Securities.

Initial Stockholder Shares

In August  2020, the Sponsors purchased 2,875,000 Initial Stockholder Shares for an aggregate offering price of $25,000, or approximately $0.009 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section  4(a)(2)  of the Securities Act. Prior to the IPO, the Sponsor transferred 50,000 Initial Stockholder Shares to the underwriter for the IPO and certain of its to the underwriter’s affiliates and in connection with the closing of the Business Combination, the Sponsors forfeited 1,375,000 Initial Stockholder Shares. At the closing of the Business Combination, each of the remaining 1,500,000 Initial Stockholder Shares converted into one share of Class  A common stock. The issuance of Class  A common stock upon automatic conversion of the Initial Stockholder Shares at the closing of the Business Combination has not been registered under the Securities Act in reliance on the exemption from registration provided by Section  3(a)(9)  of the Securities Act.

Private Warrants

Simultaneously with the consummation of the IPO, the Sponsor purchased from Adara an aggregate of 4,120,000 Private Warrants at a price of $1.50 per Private Warrant (for a purchase price of $4,120,000). Each Private Warrant entitles the holder thereof to purchase one share of our Class  A common stock at an exercise price of $11.50 per share. The sales of the Private Warrants were made pursuant to the exemption from registration contained in Section  4(a)(2)  of the Securities Act.

Underwriter Warrants

In connection with the closing of the IPO, Adara issued warrants to purchase 50,000 shares of Class  A common stock to the underwriter of its IPO and certain affiliates of the underwriter. Each such warrant entitles the holder to purchase one share of Class  A common stock at a price of $11.50 per share, subject to adjustment. These warrants are non-redeemable and exercisable on a cashless basis. The sales of the Private Warrants were made pursuant to the exemption from registration contained in Section  4(a)(2)  of the Securities Act.

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/ Form	File Number	Exhibits	Filing Date
1.1**	Underwriting Agreement.
2.1*	Business Combination Agreement, dated as of June 22, 2022, by and among Adara, Merger Sub and Alliance.	Form 8-K	001-40014	2.1	June 23, 2022
3.1	Amended and Restated Certificate of Incorporation.	Form 8-K	001-40014	3.4	February 13, 2023
3.2	Amended and Restated Bylaws.	Form 8-K	001-40014	3.5	February 13, 2023
4.1	Specimen Class A Common Stock Certificate.	Form S-4	333-266098	4.5	October 18, 2022
4.2	Specimen Warrant Certificate.	Form S-4	333-266098	4.6	October 18, 2021
4.3	Warrant Agreement, dated February 8, 2021, by and between Adara and Continental Stock Transfer & Trust Company, as warrant agent.	Form 8-K	001-40014	4.1	February 11, 2021
4.4**	Form of Representative’s Warrant Agreement (included in Exhibit 1.1).
5.1***	Opinion of Blank Rome LLP regarding the validity of the securities.
10.1	Form of Lock-Up Agreement (included in Exhibit 2.1).	Form 8-K	001-40014	2.1	June 23, 2022
10.2†	Alliance Entertainment Holding Corporation 2023 Omnibus Equity Incentive Plan.	Form S-4	333-266098	10.10	October 18, 2022
10.3	Form of Indemnity Agreement.	Form S-4	333-266098	10.11	October 18, 2022
10.4	Loan and Security Agreement, dated as of February 21, 2017, by and among Alliance Entertainment Holding Corporation, Project Panther Acquisition Corporation, AEC Direct, LLC, Alliance Entertainment, LLC and Directtou, LLC, as Borrowers, Bank of America, N.A., as Agent and Bank of America, N.A. as Sole Lead Arranger and Sole Bookrunner.	Form S-4	333-266098	10.12	October 18, 2022

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/ Form	File Number	Exhibits	Filing Date
10.5	Amendment Number Nine to Loan and Security Agreement, dated as of January 24, 2022, by and among Alliance Entertainment Holding Corporation, Project Panther Acquisition Corporation, AEC Direct, LLC, Alliance Entertainment, LLC, Directtou, LLC, Mecca Electronics Industries, Inc., Mill Creek Entertainment, LLC, Aeris Marketing, LLC and CokeM International, Ltd., as Borrowers, and Bank of America, N.A., as Agent.	Form S-4	333-266098	10.13	October 18, 2022
10.6	Amendment Number Ten to Loan and Security Agreement, dated as of May 4, 2022, by and among Alliance Entertainment Holding Corporation, Project Panther Acquisition Corporation, AEC Direct, LLC, Alliance Entertainment, LLC, Directtou, LLC, Mecca Electronics Industries, Inc., Mill Creek Entertainment, LLC, Aeris Marketing, LLC and CokeM International, Ltd., as Borrowers, and Bank of America, N.A., as Agent.	Form S-4	333-266098	10.14	October 18, 2022
10.7	Amendment Number Eleven to Loan and Security Agreement, dated as of June 30, 2022, by and among Alliance Entertainment Holding Corporation, Project Panther Acquisition Corporation, AEC Direct, LLC, Alliance Entertainment, LLC, Directtou, LLC, Mecca Electronics Industries, Inc., Mill Creek Entertainment, LLC, and CokeM International, Ltd., as Borrowers, and Bank of America, N.A., as Agent.	Form S-4	333-266098	10.15	October 18, 2022
10.8	Lease Agreement, dated as of August 18, 2017, by and between Liberty Property Limited Partnership and COKeM International, Ltd.	Form S-4	333-266098	10.16	October 18, 2022
10.9	First Amendment to Lease, dated as of January 22, 2018, by and among Liberty Property Limited Partnership and COKeM International, Ltd.	Form S-4	333-266098	10.17	October 18, 2022

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/ Form	File Number	Exhibits	Filing Date
10.10	Multi-Tenant Industrial Triple Net Lease, dated as of December 14, 2007, by and between Cedar Grove — Crossdock, LLC and Alliance Entertainment, LLC.	Form S-4	333-266098	10.18	October 18, 2022
10.11	First Amendment to Lease Agreement, dated as of January 18, 2013, by and between KTR LOU I LLC and Alliance Entertainment, LLC.	Form S-4	333-266098	10.19	October 18, 2022
10.12	Second Amendment to Lease Agreement, dated as of August 1, 2014, by and between KTR LOU I LLC and Alliance Entertainment, LLC.	Form S-4	333-266098	10.20	October 18, 2022
10.13	Guaranty Agreement, dated as of November 9, 2012, by and between Project Panther Acquisition Corporation and KTR LOU I LLC.	Form S-4	333-266098	10.21	October 18, 2022
10.14	Office Lease, dated as of January 7, 2011, by and between French Overseas Company, LLC and Alliance Entertainment, LLC.	Form S-4	333-266098	10.22	October 18, 2022
10.15	First Amendment to Lease, dated as of January 31, 2012, by and between French Overseas Company, LLC and Alliance Entertainment, LLC.	Form S-4	333-266098	10.23	October 18, 2022
10.16	Second Amendment to Lease, dated August 2016, by and between French Overseas Company, LLC and Alliance Entertainment, LLC.	Form S-4	333-266098	10.24	October 18, 2022
10.17	Standard Industrial Lease, dated as of August 12, 2020, by and between SCRS Valley Park Business Center, LLC and COKeM International, Ltd.	Form S-4	333-266098	10.25	October 18, 2022
10.18	Second Amendment to Lease, dated as of June 26, 2020, by and between Liberty Property Limited Partnership and COKeM International, Ltd.	Form S-4	333-266098	10.26	October 18, 2022
10.19†	Form of Employment Agreement, by and between Alliance Entertainment Holding Corporation and Bruce Ogilvie.	Form S-4	333-266098	10.27	October 18, 2022
10.20†	Form of Employment Agreement, by and between Alliance Entertainment Holding Corporation and Jeffrey Walker.	Form S-4	333-266098	10.28	October 18, 2022

Incorporated by Reference
Exhibit Number	Description of Document	Schedule/ Form	File Number	Exhibits	Filing Date
10.21*	Contingent Consideration Escrow Agreement by and among the Combined Company, Bruce Ogilvie and Continental Stock Transfer and Trust Company dated February 10, 2023.	Form 8-K	001-40014	10.29	February 13, 2023
10.22	Amendment Number Twelve to Loan and Security Agreement and Waiver, dated as of April 21, 2023, by and among AENT Corporation, Project Panther Acquisition Corporation, AEC Direct, LLC, Alliance Entertainment, LLC, Directtou, LLC, Mecca Electronics Industries, Inc., Mill Creek Entertainment, LLC, and COKeM International, Ltd., as Borrowers, and Bank of America, N.A., as Agent.	Form 8-K	001-40014	10.1	April 27, 2023
14	Code of Ethics for Alliance Entertainment Holding Corporation.	Form 8-K	001-40014	14	February 13, 2023
23.1**	Consent of BDO USA, LLP.
23.2***	Consent of Blank Rome LLP (included in Exhibit 5.1).
101.INS**	XBRL Instance Document.
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Documents.
101.SCH**	XBRL Taxonomy Extension Schema Document.
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.
107.1+**	Filing Fee Table.	Form S-1	333-271219	107.1	April 12, 2023

*	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

**	Previously filed.

***	Filed herewith.

+	Calculation of Filing Fee Tables. The information as to each type of and class of securities being registered under this registration statement in the manner required by Item 601(b)(107) of Regulation S-K is set forth in Exhibit 107.1 to this registration statement, which is incorporated herein by reference.

†	Indicates a management contract or compensatory plan, contract or arrangement.

Item  17.  Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, in the state of Florida, on the 22nd day of June, 2023.

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

By:	/s/ Jeffrey Walker
Jeffrey Walker
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bruce Ogilvie	Executive Chairman	June 22, 2023
Bruce Ogilvie

/s/ Jeffrey Walker	Chief Executive Officer and Director	June 22, 2023
Jeffrey Walker	(Principal Executive Officer)

/s/ John Kutch	Chief Financial Officer and Director	June 22, 2023
John Kutch	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 22, 2023
W. Tom Donaldson III

*	Director	June 22, 2023
Thomas Finke

*	Director	June 22, 2023
Chris Nagelson

*	Director	June 22, 2023
Terilea J. Wielenga

* By:	/s/ John Kutch	June 22, 2023
John Kutch,
attorney-in-fact